N / E / W / S R / E / L / E / A / S / E

May 8, 2024

FOR IMMEDIATE RELEASE
For more information, contact:
Nicole M. Weaver, Vice President and Director of Corporate Administration
765-521-7619
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

First Merchants Corporation Announces Retirement of Board Chair Charles E. Schalliol and Appointment of New Board Chair Jean L. Wojtowicz

First Merchants Corporation announced that Jean L. Wojtowicz has been appointed as First Merchants Corporation and First Merchants Bank Chair of the Board of Directors. Effective May 7, 2024, Wojtowicz succeeds Charles E. Schalliol, who retired after serving as Chair for the past seventeen years.

Schalliol said, "It has been my pleasure to serve as Chair of the Board of First Merchants for the past 17 years during which time First Merchants has enjoyed unprecedented success. I am confident that Jean will do an excellent job building on that success.”

“Leading this esteemed board is a privilege I take seriously,” says Wojtowicz. “The financial landscape is ever-changing. As Chair, I am committed to navigating the challenges and seizing the opportunities to ensure the bank’s long-term stability and growth for our shareholders, clients, teammates, and all stakeholders.”

Ms. Wojtowicz, founder and President of Cambridge Capital Management Corporation, is in her 20th year as a board member for First Merchants Corporation. Ms. Wojtowicz will also serve as Chair of the Compensation and Human Resources Committee and as a member of the Audit and Nominating and Governance Committees. In addition, Ms. Wojtowicz serves on several public, private, and governmental agency boards.

“Jean’s long history of leadership and experience advising clients makes her an ideal person for this role. I have enjoyed collaborating with Jean’s leadership over the past two decades, and I look forward to continuing our momentum as First Merchants works to positively impact the lives of its stakeholders,” said Mark Hardwick, First Merchants Chief Executive Officer.

During his leadership at First Merchants, Mr. Schalliol also served as the Chair of the Board’s Compensation and Human Resources Committee and Nominating and Governance Committee. During his tenure, Schalliol led ten acquisitions for First Merchants, growing the bank from $3 billion to over $18 billion in assets.

“I would like to express my gratitude to the previous Chair, Mr. Schalliol, for his leadership over the past two decades,” Ms. Wojtowicz states. “Building on that solid foundation, I’m excited to embark on this new chapter.”

Additionally, Michael C. Rechin, former First Merchants Corporation CEO, was appointed as Vice Chair of the Board of Directors effective May 7, 2024. Mr. Rechin, who joined First Merchants in 2005 as Executive Vice President and Chief Operating Officer, was promoted to CEO in 2007 and served until his retirement on December 31, 2020.

"In Mike’s expanded role with the Board, his leadership, banking acumen, and esteemed reputation in the community will enable the Company to capture additional market share in the Indianapolis region,” said Mark Hardwick.

About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors (as a division of First Merchants Bank).

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

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